Exhibit A(3)

Certificate of Amendment to the
Certificate of Trust

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF TRUST

OF

FUND FOR GOVERNMENT INVESTORS

            This Certificate of Amendment to the Certificate of Trust (the "Amendment") of Fund For Government Investors (the "Trust") is filed in accordance with the provisions of the Delaware Business Trust Act (Del. Code Ann. tit. 12, sections 3801 et seq.) and sets forth the following:

1.         Paragraph 1 of the Certificate of Trust is hereby amended to read:

            The name of the Trust is:      FBR Fund for Government Investors (the "Trust").

2.         This Amendment is effective April 30, 2002.

            IN WITNESS WHEREOF, the undersigned, being a Trustee of the Trust, has duly executed this Amendment on the 26th of April, 2002.

By:     /s/ Webb C. Hayes, IV
          Webb C. Hayes, IV, as Trustee
          and not individually